FOR IMMEDIATE RELEASE

Contact:

James D. Moll
President and Chief Executive Officer
Wells Financial Corp.
(507) 553-3151

WELLS FINANCIAL CORP. ANNOUNCES EXTENSION OF COMMUNITY OFFERING

Wells and St. James, Minnesota, June 17, 2015 — Wells Financial Corp. (“Wells”) (OTCQB: “WEFP”), the holding company for Wells Federal Bank, today announced that it has extended the Community Offering in connection with the conversion and merger of St. James Federal Savings and Loan Association (“St. James”) with and into Wells Federal Bank.  The Community Offering is open to members of the general public with a preference given first to natural persons and trusts of natural persons residing in St. James, Minnesota or Watonwan County, Minnesota, and then to shareholders of record of Wells on April 30, 2015.  The Community Offering has been extended for a period not to exceed 45 days, or until July 30, 2015.  Wells reserves the right to close the Community Offering at any time prior to that date in its discretion.

The Offering is being conducted pursuant to the Agreement and Plan of Conversion Merger and other terms and conditions outlined in Wells’ Subscription and Community Offering Prospectus dated May 14, 2015.  Wells is offering between 71,455 and 96,674 shares of common stock, subject to increase to up to 111,175 shares, for sale at a price of $27.36 per share.  On or about May 22, 2015, Wells mailed stock offering materials to eligible depositors and borrowers of St. James who have subscription rights to purchase shares in the subscription offering, and St. James mailed proxy solicitation materials to its members in connection with a Special Meeting of Members to be held on June 19, 2015 for the purpose of voting on the approval of the conversion merger transaction.

Information regarding the stock offering and voting by St. James’ members may be obtained by contacting the Stock Information Center at 1-(800) 979-4568.  The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.  Sterne, Agee & Leach, Inc. is assisting Wells on a best efforts basis, in selling its common stock in the Offering.

The completion of the conversion merger and the related stock offering is subject to the sale by Wells of a minimum of 71,455 shares, or $1,995,000, of common stock, the receipt of final regulatory approval and the approval of St. James’s members, confirmation of St. James’ independent appraisal and the satisfaction of other customary closing conditions.

About Wells Financial Corp.

Wells Financial Corp. is the bank holding company for Wells Federal Bank, a Minnesota-chartered, FDIC-insured bank.  Wells Federal Bank, originally chartered in 1934, operates from eight full-service offices in Faribault, Blue Earth, Nicollet, Freeborn and Steele Counties, Minnesota and one loan origination office in Dakota County, Minnesota.

About St. James Federal Savings and Loan Association

St. James Federal Savings and Loan Association, a federally-chartered, FDIC-insured mutual savings association, is a community-oriented financial institution operating from its sole office in St. James in Watonwan County, Minnesota.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, relating to present or future trends or factors affecting the bank industry and, specifically, the financial operations, markets and products of Wells and St. James.  Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal,” and other similar words and expressions.  These forward-looking statements involve certain risks and uncertainties.  In addition to factors identified elsewhere in this press release, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the conversion merger, including approval by the members of St. James, on the expected terms and schedule; delay in closing the conversion merger, difficulties and delays in integrating the respective businesses of Wells and St. James or fully realizing expected cost savings and other expected benefits; business disruption following the conversion merger; economic conditions and the impact, extent and timing of technological changes, capital management activities, and other actions of the FDIC and Federal Reserve Board and legislative and regulatory actions and reforms.  Wells and St. James undertake no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Other Information

Wells has filed a registration statement relating to the shares of common stock with the Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by means of the written prospectus forming a part of the registration statement.  Investors are urged to read the prospectus and other documents filed by Wells Financial Corp. with the SEC because they contain important information.  These documents may be obtained free of charge at the SEC’s website www.sec.gov or from the Stock Information Center.

The directors and executive officers of St. James are participants in the solicitation of proxies in favor of the conversion merger from the members of St. James.  Information regarding this solicitation is contained in the proxy solicitation materials being mailed to the members of St. James.

The shares of common stock of Wells are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

#     #     #